Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports Third Quarter 2012 Results

Annual Contract Value remains stable at $18.6 million

SEATTLE, WA — November 8, 2012 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the third quarter ended September 30, 2012.

Q3 2012 Results

•	Annual Contract Value is stable and consistent with Q2 2012 at $18.6 million

•	Blended Annual Contract Value per New Client up 13% to $9,798 vs. $8,644 Q3 2011

•	Revenue down 3.7% to $5.4 million vs. Q3 2011

•	Gross margin at 83% in Q3 2012 and 84% in Q3 2011

•	Adjusted EBITDA decreased to $842,000 vs. $1,010,000 in Q3 2011, and flat with Q2 2012

•	Net income of $49,000 vs. $248,000 in Q3 2011

Q3 2012 Operational Performance Summary

	Q3 12	Q2 12	Change %	Q3 11	Change %
Annual Contract Value (ACV) (in millions)	$18.6	$18.6	0%	$19.0	-2%
Content Licenses (in millions)	1.9	2.0	-5%	2.2	-14%

Total Contract Value (in millions)	$20.5	$20.6	0%	$21.2	-3%
Total Clients	4,050	4,200	-4%	4,700	-14%
Annual Contract Value per Client (ACVC)	$4,610	$4,431	4%	$4,027	14%
Quarterly Contract Value per Client (QCVC)	$5,162	$4,766	8%	$4,371	18%

Third Quarter 2012 Results

Compared to last year, third quarter revenues declined by 3.7% to $5.4 million from $5.6 million, and represents an improvement over the second quarter negative growth rate of 5.1% and the first quarter negative growth rate of 10.5%.

Subscription-only revenue growth improved to a negative 2.6% over last year compared to negative subscription-only revenue growth of 7.1% in the second quarter of 2012. Our SMB sales organization continues to perform as expected; however enterprise sales is taking longer to ramp than planned and didn’t contribute to revenues as expected. Content license revenues were also lower than planned because the trade publisher program that was initiated last year did not perform as expected and was terminated in the third quarter of 2012. As a result of the enterprise and content license results, we expect revenue growth rates to begin to grow in the first quarter of 2013, a quarter later than planned.

Onvia - Page 1 of 8

ACV declined by 2% to $18.6 million from $19.0 million a year ago, and remained flat compared to the second quarter of 2012. ACV represents the aggregate annual value of our subscription contracts. For more information about ACV, see “About Annual Contract Value (ACV)” below.

In the third quarter, Onvia lost 150 net clients. Although retention rates improved, we lost more accounts in the aggregate due to the large population of expiring accounts in the third quarter. We only lost net clients with subscription values of less than $5,000 annually.

Annual Contract Value per Client increased 14% from Q3 2011 to an average of $4,610 per client. Growth in ACVC is a validation of our target market of companies that have a strategic interest in the public sector and we continue to provide these companies with exceptional value to help them win more government business.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter decreased to $842,000, compared to Adjusted EBITDA of $1,010,000 in the same year-ago period and remained flat compared to the second quarter of 2012. Net income was $49,000 or $0.01 cent per diluted share, compared to net income of $248,000 or $0.03 cents per diluted share in the third quarter of 2011. Adjusted EBITDA and net income were down compared to the same period last year primarily due to lower year over year revenues resulting from the planned reduction in non-strategic client contracts throughout 2011.

At September 30, 2012, cash, cash equivalents and investments increased by $910,000 despite declining revenues, compared to the end of 2011. As of September 30, 2012 we held cash and investments of $12.4 million compared to $11.5 million at the end of last year. Our cash balance increased due to lower operating expenses and improving ACV.

Onvia had approximately $24.8 million in deferred tax assets as of December 31, 2011. The company has recorded a valuation allowance for the majority of its net deferred tax assets because it has a history of net operating losses (“NOLs”). As of December 31, 2011, the Company recognized net deferred tax benefits in the amount of $616,000. No additional deferred tax benefits were recognized in the first three quarters of 2012. Onvia continues to evaluate the likelihood that these tax benefits may be realized, and may reverse all or a portion of its valuation allowance in the future if it is determined that realization of these benefits is more likely than not.

2012 Initiatives

“In the third quarter we made good progress on three of our four 2012 initiatives,” stated Hank Riner, Onvia’s Chief Executive Officer. “First, the Small/Medium Business or SMB continues to deliver improving results. New client bookings increased 60% over the third quarter last year, and are up 56% year to date. Retention of first year clients increased nearly 50% over the historical average in the last two months. We are very pleased with the execution of the SMB sales channel.”

“Second, our 2012 enterprise sales results have been below expectations. Our enterprise clients typically have higher contract values and higher retention rates than our SMB clients and we believe our disappointing results are due to execution not strategy. In October, we hired David Payton to lead our enterprise sales teams. David has 28 years of both public sector and enterprise sales leadership experience and we believe that under David’s leadership we will strengthen our execution and begin to see positive results from enterprise sales in the first half of 2013.

In the third quarter, our blended ACVC, including both SMB and Enterprise acquisition, was $9,798, up 13% from $8,644 in the same quarter last year. Blended ACVC may fluctuate in sequential quarters until Enterprise results become more consistent.

“Third, we continue to execute on our product roadmap,” continued Mr. Riner. “In July we released our second new product of 2012, Term Contract Center, which helps our clients take advantage of the growing trend by government agencies to make purchases using term contracts. We expect adoption of this new solution to

Onvia - Page 2 of 8

accelerate over the next few quarters. As part of this launch we significantly increased our coverage and collection of term contracts and awards to provide clients with a single source they can rely on to grow revenues. Our upcoming December product release will significantly enhance our existing Spending Forecast Center to provide targeted extracts of future projects included within agency capital improvement plans and budgets.”

“Finally, we continue to improve the effectiveness of marketing,” Mr. Riner concluded. “For the past two quarters we have ramped up our lead generation programs from a variety of new sources: webinars, trade shows, our new website, whitepapers, and email prospecting campaigns. The success we have seen in our new SMB business is partially attributed to the recent success of our marketing programs.”

Investment in 2013 Growth

Over the last 18 months, we have made significant foundational changes to the business; we have defined our target market, executed a new consultative sales process, strengthened our database and increased our value to clients and built a team committed to success. All of these initiatives were necessary to fix and stabilize the business, the first phase of our transformation plan. ACV and revenue have stabilized and should begin to grow in the next few quarters. We are now ready to leverage the foundation we have built over the last 2 years and scale the business.

In the fourth quarter we began investing in our most successful and mature channel, SMB sales to accelerate revenue growth. In October, we increased the SMB acquisition team by nearly 50% to a total of 20 sales professionals. By hiring these individuals now, the new team members should become productive in early 2013 and should accelerate revenue growth throughout next year with a return on investment of up to 65%.

As a result of the investment in salespeople and the related recruiting fees we will incur approximately $100,000 in non-recurring expenses in the fourth quarter of 2012, and will increase our ongoing sales and marketing costs by approximately $750,000 annually. We expect to incur a net loss over the next one to two quarters until the new salespeople begin to contribute to revenue growth.

Conference Call

Onvia will hold a conference call later today (November 8, 2012) to discuss our third quarter results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, November 8, 2012

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-866-952-1907

International: 1-785-424-1826

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until December 8, 2012:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11638

Onvia - Page 3 of 8

Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net Income to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Income to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
GAAP net income	$49	$72	$248	$181	$876
Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(9)	(8)	(8)	(33)	(28)
Depreciation and amortization	729	710	680	2,098	1,932
Amortization of stock-based compensation	73	72	90	165	235

Adjusted EBITDA	$842	$846	$1,010	$2,411	$3,015

About Annual Contract Value (ACV)

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenues from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s future results of operations, the progress to be made by Onvia’s transformation plan, and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s “targeted accounts” strategy may fail to increase contract value of new

Onvia - Page 4 of 8

customers; Onvia’s investment in sales and marketing fail to improve sales penetration and client retention rates; client adoption of Onvia’s enterprise solutions may be slower than expected; identifying partners to distribute Onvia’s content may be slower than expected; Onvia’s new product releases may fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 12 years Onvia (NASDAQ: ONVI), has been successfully delivering the research, analytics and tools companies rely on to develop winning government business strategies. Onvia tracks, analyzes and reports the spending of tens of thousands of state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For information about Onvia visit www.onvia.com.

Onvia - Page 5 of 8

Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2012 and September 30, 2011

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$4,692	$4,821	$14,089	$15,175
Content license	504	558	1,594	1,669
Management information reports	154	142	495	463
Other	69	109	283	312

Total revenue	5,419	5,630	16,461	17,619
Cost of revenue	899	889	2,608	2,685

Gross margin	4,520	4,741	13,853	14,934
Operating expenses:
Sales and marketing	2,666	2,600	8,091	7,892
Technology and development	1,068	989	3,180	3,028
General and administrative	746	912	2,434	3,166

Total operating expenses	4,480	4,501	13,705	14,086

Income from operations	40	240	148	848
Interest and other income, net	9	8	33	28

Net income	$49	$248	$181	$876

Unrealized gain on available-for-sale securities	—	—	—	1

Comprehensive income	$49	$248	$181	$877

Basic net income per common share	$0.01	$0.03	$0.02	$0.10

Diluted net income per common share	$0.01	$0.03	$0.02	$0.10

Basic weighted average shares outstanding	8,524	8,477	8,516	8,460

Diluted weighted average shares outstanding	8,869	8,541	8,855	8,555

Onvia - Page 6 of 8

ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,260	$3,378
Short-term investments, available-for-sale	9,177	8,149
Accounts receivable, net of allowance for doubtful accounts of $36 and $37	1,301	1,124
Prepaid expenses and other current assets	388	551

Total current assets	14,126	13,202
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,155	1,275
Internal use software, net of accumulated amortization	5,654	6,175
Deferred tax assets, net of current portion	644	588
Other long-term assets	92	92

Total long term assets	7,545	8,130

TOTAL ASSETS	$21,671	$21,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$821	$609
Accrued expenses	671	709
Unearned revenue, current portion	7,561	7,999
Other current liabilities	353	215

Total current liabilities	9,406	9,532
LONG TERM LIABILITIES:
Unearned revenue, net of current portion	694	489
Deferred rent, net of current portion	438	568
Other long-term liabilities	58	74

Total long term liabilities	1,190	1,131

TOTAL LIABILITIES	10,596	10,663
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,523,524 and 8,494,290 shares issued; and 8,523,498 and 8,494,264 shares outstanding	1	1
Treasury stock, at cost: 26 and 26 shares	—	—
Additional paid in capital	352,987	352,762
Accumulated other comprehensive gain	1	1
Accumulated deficit	(341,914)	(342,095)

Total stockholders’ equity	11,075	10,669

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,671	$21,332

Onvia - Page 7 of 8

Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2012 and September 30, 2011

	Nine Months Ended September 30,
	2012	2011
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$181	$876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,098	1,932
Idle lease accrual	(52)	144
Stock-based compensation	165	235
Change in operating assets and liabilities:
Accounts receivable	(177)	675
Prepaid expenses and other assets	91	37
Accounts payable	121	(580)
Accrued expenses	(38)	(189)
Unearned revenue	(234)	(1,474)
Deferred rent	(109)	(85)

Net cash provided by operating activities	2,046	1,571
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(258)	(452)
Additions to internal use software	(910)	(1,020)
Purchases of investments	(11,665)	(10,534)
Sales of investments	2,273	1,350
Maturities of investments	8,364	4,148
Return of security deposits	45	135

Net cash used in investing activities	(2,151)	(6,373)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(72)	—
Proceeds from exercise of stock options	59	142

Net cash (used in) / provided by financing activities	(13)	142

Net increase / (decrease) in cash and cash equivalents	(118)	(4,660)
Cash and cash equivalents, beginning of period	3,378	7,522

Cash and cash equivalents, end of period	$3,260	$2,862

Onvia - Page 8 of 8